EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A ordinary shares, $0.0001 per share, of Rose Hill Acquisition Corp., dated as of February 11, 2022, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

ROSE HILL SPONSOR LLC

By:	/s/ Albert Hill IV
Name: Albert Hill IV
Title: Managing Member

ALBERT HILL IV

By:	/s/ Albert Hill IV